Exhibit 8.1

Subsidiary	Jurisdiction of Incorporation	Name Under Which the Subsidiary Does Business	Ownership Interest
Banco Internacional del Perú, S.A.A.	Peru	Interbank	IFS owns 99%
Internacional de Títulos Sociedad Titulizadora S.A. -Intertítulos S.T.	Peru	Intertítulos	IFS owns 100%
Compañía de Servicios Conexos Expressnet S.A.C.	Peru	Expressnet	IFS owns 100%
Interseguro Compañía de Seguros S.A.	Peru	Interseguro	IFS owns 100%
Inteligo Group Corp.	Republic of Panama	Inteligo Group Corp.	IFS owns 100%
Inteligo Bank Ltd.	Bahamas	Inteligo Bank	IFS owns 100%
Inteligo Sociedad Agente de Bolsa S.A.	Peru	Inteligo SAB	IFS owns 100%
Inteligo Perú Holding S.A.C.	Peru	Inteligo Peru Holdings	IFS owns 100%
Inteligo USA Inc.	New York	Inteligo USA	IFS owns 100%
Negocios e Inmuebles S.A.	Peru	NISA	IFS owns 98%
San Borja Global Opportunities S.A.C.	Peru	Shopstar	IFS owns 100%
IFS Digital S.A.C.	Peru	IFS Digital	IFS owns 100%
Interfondos S.A. SAF	Peru	Interfondos	IFS owns 100%
Procesos de Medios de Pago S.A.	Peru	Procesos MC Peru	IFS owns 100%